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Filed Pursuant to
Rule 424(b)(3)
Commission File No. 333-84054

PROSPECTUS SUPPLEMENT
(to Prospectus dated March 19, 2002)

3,000,000 Shares of Common Stock

MICHAELS STORES, INC.

Common Stock

        This prospectus supplement supplements the prospectus dated March 19, 2002 of Michaels Stores, Inc. relating to, among other things, the sale by certain stockholders of Michaels of up to 3,000,000 shares of our common stock. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

        This prospectus supplement restates in its entirety the information set forth under the caption "Resale of Shares; Selling Stockholders" in the prospectus.

The date of this prospectus supplement is July 15, 2002.

RESALE OF SHARES; SELLING STOCKHOLDERS

        The persons listed in the following table are eligible pursuant to the registration statement and this prospectus to offer and sell shares acquired by them upon the exercise of options. The inclusion of any person in the following table is not an indication or admission that such person is our affiliate. The ownership information set forth in the following table is presented as of the close of business on June 28, 2002. 66,431,649 shares of common stock were issued and outstanding as of such date.

        We are unaware whether the selling stockholders listed below intend to exercise the options or sell the shares they may acquire upon exercise of options.

        In the future we may grant additional options to the persons listed below and may allow persons other than those listed below to offer and sell shares acquired upon exercise of options pursuant to the registration statement and this prospectus. We will supplement this prospectus to reflect such changes as and when required by law.

	Common Stock Ownership Prior to Offering(1)			Common Stock Ownership After Offering(1)
			Number of Shares of Common Stock Offered Hereby
Name and Position
	Number	Percentage		Number	Percentage
Charles J. Wyly, Jr. (2) Chairman of the Board of Directors	1,685,488	2.5%	52,500	1,632,988	2.4%
Sam Wyly (3) Vice Chairman of the Board of Directors	1,504,292	2.2%	52,500	1,451,792	2.2%
Richard E. Hanlon (4) Director	107,700	*	52,500	55,200	*
Richard C. Marcus (5) Director	137,500	*	52,500	85,000	*
Elizabeth A. VanStory (6) Director	127,500	*	52,500	75,000	*
Liz Minyard (7) Director	35,000	*	35,000	0	*

*
Less than 1% of class.

(1)
Based on 66,431,649 shares of common stock issued and outstanding as of the close of business on June 28, 2002.

(2)
Includes 300,000 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. 1997 Stock Option Plan, 100,000 of which are presently exercisable, 66,666 of which become exercisable on July 31, 2002 and 66,667 of which become exercisable on each of July 31, 2003 and July 31, 2004; 400,000 shares to be acquired upon exercise of options granted under the 1997 Stock Option Plan held by Stargate, Ltd. (a limited partnership, the general partner of which is a trust of which Mr. Wyly is one of the trustees), all of which are presently exercisable; 160,000 shares held of record by Stargate, Ltd.; 772,988 shares held of record by family trusts of which Mr. Wyly is the trustee; and 52,500 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(3)
Includes 1,100,000 shares to be acquired upon exercise of options granted under the 1997 Stock Option Plan, 1,000,000 of which are presently exercisable, 33,333 of which become exercisable on each of July 31, 2002 and July 31, 2003 and 33,334 of which become exercisable on July 31, 2004; 200,000 shares held of record by Tallulah, Ltd. (a limited partnership of which Mr. Wyly is a general partner); 149,572 shares held of record by family trusts of which Mr. Wyly is the trustee; 2,220 shares held by Mr. Wyly's spouse; and 52,500 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(4)
Includes 50,000 shares to be acquired upon exercise of options granted under the 1997 Stock Option Plan and 52,500 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(5)
Includes 80,000 shares to be acquired upon exercise of options granted under the 1997 Stock Option Plan and 52,500 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(6)
Includes 75,000 shares to be acquired upon exercise of options granted under the 1997 Stock Option Plan and 52,500 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(7)
Includes 35,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

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PROSPECTUS SUPPLEMENT (to Prospectus dated March 19, 2002)
3,000,000 Shares of Common Stock MICHAELS STORES, INC. Common Stock
RESALE OF SHARES; SELLING STOCKHOLDERS